 News Release

For more information contact:
Dennis J. Zember Jr.
Executive Vice President & CFO
(229) 890-1111

AMERIS BANCORP REPORTS RESULTS
FOR 2008

January 29, 2009

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia, today reported a net loss of $4.2 million, or $0.31 per diluted share, for the year ended December 31, 2008, compared to net income of $15.2 million, or $1.11 per diluted share, for 2007.  For the fourth quarter of 2008, the Company reported a net loss of $10.7 million, or $0.79 per diluted share, compared to net income of $1.2 million, or $0.09 per diluted share, during the fourth quarter of 2007.  The Company’s net loss for the year and the fourth quarter resulted primarily from increased provisions for loan losses which were associated with continued declines in credit quality.  In addition, deposit funding costs remained extraordinarily high as financial institutions placed a premium on liquidity.

Strong Capital and Liquidity Positions
During the fourth quarter, the Company took several steps to further improve its already strong capital and liquidity positions.  In November 2008, the Company sold preferred stock and a common stock purchase warrant to the U.S. Treasury for $52 million as part of the Treasury’s Capital Purchase Program.  The Company’s total capital to risk-based assets at December 31, 2008 increased to approximately 13.25% compared to 11.6% at December 31, 2007.

To further strengthen its liquidity position, the Company implemented several deposit campaigns focused on attracting less volatile, local-market deposits.  These sales efforts were successful in raising significant amounts of new funding and when combined with approximately $600 million of available lines of credit at December 31, 2008 provide Ameris Bank with very strong liquidity ratios.

Provision for Loan Losses and Credit Quality
Non-performing assets continued to increase during the fourth quarter, ending 2008 at $70.2 million, or 4.13% of total loans, an increase from the $43.2 million, or 2.52% of total loans reported at the end of the third quarter of 2008.  Net charge-offs in 2008 were $23.0 million, or 1.36% of total loans compared to $8.5 million, or 0.53% of total loans in 2007.

This increase in non-performing assets and the accelerating level of net charge-offs led to a provision for loan losses of $19.9 million for the fourth quarter of 2008 compared to $6.9 million in the same quarter in 2007.  For the year, provision for loan losses amounted to $35.0 million compared to $11.3 million during 2007.  Included in the current quarter’s provision for loan losses was a $5.0 million charge to establish a reserve component reflecting economic uncertainties that management believes is prudent and timely given the economic outlook. Management anticipates a quarterly evaluation of economic trends and may increase or decrease this portion of the reserve in future periods.

“Although our credit quality metrics are disappointing, our Company continues to benefit from a conservative lending philosophy and several important decisions that we made before the current economic crisis began,” said Edwin W. Hortman, Jr., President and Chief Executive Officer.  “Most importantly, our lending philosophy focuses on relationship banking, forcing us to know and bank the customer rather than simply understanding a loan transaction.  Second, we originate our loans in local markets instead of relying on loan participations or deals outside the areas that we know best.  Lastly, we have resisted the trend to loan larger sums to individual borrowers for the sake of growth.  Our average loan size is only $88,500 and our largest loan is $9.8 million compared to our legal lending limit of $30 million.  We still face issues, despite these advantages, but we remain committed to working through the current credit crisis in a timely and prudent fashion,” finished Hortman.

Trends in Net Interest Income and Net Interest Margin
The Company’s net interest margin fell during the fourth quarter of 2008 to 2.92% compared to 3.92% during the same quarter in 2007.  For the year to date period, the Company’s net interest margin was 3.65% compared to 4.02% in 2007.  Reversals of interest on new non-accrual loans, increased levels of non-earning assets and relatively expensive funding costs combined to produce the lower margins in the current quarter and year-to-date periods.

Yields on earning assets fell to 5.58% during the current quarter, compared to 7.66% in the fourth quarter of 2007.  For the year, yields on earning assets fell to 6.43% from 7.79% in 2007.  The Company’s mix of earning assets played a significant role in producing lower yields on earning assets as did short-term rates and lending benchmark rates at historically low levels.  During the quarter, as the Company added to its liquidity position, short-term assets and investment securities with final maturities of less than 12 months increased to 10.8% of total earning assets compared to 0.8% at December 31, 2007.  The Company’s efforts during 2007 and 2008 to establish floors on variable rate loans cushioned the impact of sharp declines in indexes on which the Company normally loans money.  Still, approximately 16.6% of the Company’s total loan portfolio at December 31, 2008 were variable rate loans with no established floor and, as a result, produced only marginally profitable yields.

Deposit costs increased during the quarter as a result of several campaigns designed to bolster the Company’s liquidity using local-market deposits instead of brokered deposits or wholesale borrowings.  During the quarter, the Company saw total customer deposits increase by $198.6 million to $1.82 billion, an increase of 12.3% over the most recent linked quarter.  At December 31, 2008, the Company had $195.3 million in brokered deposits, which represents 9.06% of total funding and an increase of $67.3 million from the end of 2007.  The reduced level of volatility in local-market deposits versus the increasingly unfavorable opinions of brokered deposits by regulatory agencies have caused a significant rise in the cost of customer deposits relative to market yields on assets.  Profitability levels on deposit funding began to improve late in the fourth quarter, and if these trends continue, the Company expects wider spreads and margins to follow.

Commenting on pricing challenges, Mr. Hortman said, “Significant disruption in our industry in the fourth quarter of 2008 created unique opportunities for new deposit accounts.  Our bankers responded with exceptionally strong sales in our local market, opening over 6,500 new accounts.  In 2009, our challenge will be to systematically reduce deposit pricing while we improve our deposit mix to be concentrated more heavily in low-cost, transaction-oriented business.  Success in this initiative will combine with greatly improved loan pricing and allow the Company to quickly return to acceptable net interest margins.”

Non-Interest Income
Total non-interest income for 2008 increased 8.3% to $19.1 million.  Service charges on deposit accounts increased 11.7% to $13.9 million.  This increase in service charges came as a result of significantly more transaction accounts as well as slight increases in related fee schedules.  Mortgage income increased slightly in 2008 to $3.2 million from $3.1 million in 2007.  As mortgage rates continue to fall to historically low levels, activity in the Company’s mortgage division has increased and higher levels of loan closings and revenue are anticipated.

Non-Interest Expense
Total operating expenses for 2008 increased 6.4% to $62.7 million.  Salaries and benefits during 2008 were $31.7 million, an increase of 6.2% when compared to $29.8 million in 2007.  These increases are mostly the result of expansion efforts in larger metro markets where the Company opened nine offices during 2008.  To help offset this expense, Ameris Bank announced seven branch office closings during 2008, including two in the fourth quarter of 2008.  Speaking on management’s efforts to balance the Company’s short-term and long-term decision making, Mr. Hortman said, “In 2009, we will focus more aggressively on reaching important levels of profitability in the offices we have opened since the beginning of 2007 and pause with additional de-novo branch projects.  We expect all markets in which we have expanded to be profitable in 2009 despite the challenges with credit and revenue growth.”

Occupancy and equipment expense increased during 2008 to $8.1 million, an increase of 7.0% when compared to 2007.  This increase also relates to expansion efforts in metro markets, the costs of which were offset to some degree by savings from branch closings during 2008.  Other operating expenses increased $1.3 million during 2008 to $17.1 million.  These increases were primarily the result of additional legal and collection expenses associated with non-performing assets as well as increases in advertising and marketing expense aimed at attracting new deposit accounts.

Ameris Bancorp is headquartered in Moultrie, Georgia, and at the end of the most recent quarter, had 50 locations in Georgia, Alabama, northern Florida and South Carolina.

Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

AMERIS BANCORP
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data and FTE headcount)

	Three Months Ended					Twelve Months Ended
	Dec.	Sept	June	Mar.	Dec.	Dec.	Dec.
	2008	2008	2008	2008	2007	2008	2007

EARNINGS
Net Income/(Loss) Available to Common Shareholders	$(10,724)	$366	$3,149	$2,966	$1,197	$(4,243)	$15,153

PER COMMON SHARE DATA
Earnings per share:
Basic	(0.79)	0.03	0.23	0.22	0.09	(0.31)	1.12
Diluted	(0.79)	0.03	0.23	0.22	0.09	(0.31)	1.11
Cash Dividends per share	0.05	0.05	0.14	0.14	0.14	0.38	0.56
Book value per share (period end)	14.06	14.25	14.20	14.48	14.12	14.06	14.06
Tangible book value per share (period end)	9.74	9.92	9.84	10.11	9.72	9.74	9.67
Weighted average number of shares:
Basic	13,532,521	13,515,767	13,510,907	13,497,344	13,485,765	13,514,135	13,479,240
Diluted	13,562,286	13,543,612	13,563,032	13,559,761	13,573,626	13,562,690	13,631,069
Period-end number of shares	13,534,601	13,564,032	13,564,032	13,556,770	13,539,985	13,534,601	13,539,985
Market data:
High closing price	14.21	15.07	16.48	16.55	18.81	16.55	28.48
Low closing price	7.19	7.82	8.70	12.60	13.83	7.19	13.83
Period end closing price	11.85	14.85	8.70	16.06	16.85	11.85	16.85
Average daily volume	31,527	43,464	62,739	61,780	51,604	49,736	45,615

PERFORMANCE RATIOS
Return on average assets	(1.81%)	0.07%	0.59%	0.56%	0.23%	(0.19%)	0.74%
Return on average common equity	(22.16%)	0.78%	6.58%	6.15%	2.49%	(2.22%)	8.14%
Earning asset yield (TE)	5.58%	6.38%	6.64%	7.17%	7.66%	6.43%	7.79%
Total cost of funds	2.72%	2.54%	2.74%	3.30%	3.79%	2.82%	3.83%
Net interest margin (TE)	2.92%	3.87%	3.96%	3.91%	3.92%	3.65%	4.02%
Non-interest income excluding securities transactions,
as a percent of total revenue (TE)	11.64%	12.49%	14.00%	12.22%	10.81%	12.60%	10.94%
Efficiency ratio	80.66%	61.97%	65.52%	67.05%	67.31%	68.34%	63.58%

CAPITAL ADEQUACY
Common equity to assets	7.91%	8.56%	8.78%	9.27%	9.06%	7.91%	9.06%
Tangible common equity to tangible assets	5.62%	6.12%	6.26%	6.66%	6.41%	5.62%	6.41%

OTHER PERIOD-END DATA
FTE Headcount	595	601	651	634	620	595	620
Assets per FTE	$4,046	$3,756	$3,369	$3,341	$3,407	$4,046	$3,407
Branch locations	50	50	48	45	46	50	46
Deposits per branch location	$40,271	$36,127	$36,893	$39,651	$38,201	$40,271	$38,201

	Three Months Ended					Twelve Months Ended
	Dec.	Sept	June	Mar.	Dec.	Dec.	Dec.
	2008	2008	2008	2008	2007	2008	2007

INCOME STATEMENT

Interest income
Interest and fees on loans	$26,582	$28,280	$28,339	$30,134	$32,999	$113,335	$128,869
Interest on taxable securities	3,677	3,563	3,646	3,583	3,576	14,469	14,171
Interest on nontaxable securities	171	169	173	172	158	685	688
Interest on deposits in other banks	123	100	91	200	259	514	2,306
Interest on federal funds sold	5	-	-	-	(20)	5	43
Total interest income	30,558	32,112	32,249	34,089	36,972	129,008	146,077

Interest expense
Interest on deposits	13,769	11,717	12,314	14,142	15,620	51,942	62,380
Interest on other borrowings	817	1,218	879	1,487	2,367	4,401	8,619
Total interest expense	14,586	12,935	13,193	15,629	17,987	56,343	70,999

Net interest income	15,972	19,177	19,056	18,460	18,985	72,665	75,078

Provision for loan losses	19,890	8,220	3,720	3,200	6,914	35,030	11,321

Net interest income/(loss) after provision for loan losses	(3,918)	10,957	15,336	15,260	12,071	37,635	63,757

Noninterest income
Service charges on deposit accounts	3,279	3,657	3,664	3,316	3,310	13,916	12,455
Mortgage banking activity	711	745	855	869	827	3,180	3,093
Other service charges, commissions and fees	90	120	220	278	233	708	1,268
Gain(loss) on sale of securities	316	-	-	-	(236)	316	(297)
Other non-interest income	(12)	113	586	333	104	1,020	1,147
Total noninterest income	4,384	4,635	5,325	4,796	4,238	19,140	17,666

Noninterest expense
Salaries and employee benefits	7,309	7,113	8,660	8,618	7,122	31,700	29,844
Equipment and occupancy expense	2,070	1,904	2,103	1,992	2,118	8,069	7,540
Amortization of intangible assets	291	293	293	293	324	1,170	1,297
Data processing fees	1,169	1,238	1,226	1,093	1,096	4,726	4,532
Other operating expenses	5,580	4,209	3,692	3,598	4,972	17,079	15,757
Total noninterest expense	16,419	14,757	15,974	15,594	15,632	62,744	58,970

Operating profit/(loss)	(15,953)	835	4,687	4,462	677	(5,969)	22,453

Income tax (benefit)/expense	(5,556)	469	1,538	1,496	(520)	(2,053)	7,300

Net income/(loss)	$(10,397)	$366	$3,149	$2,966	$1,197	$(3,916)	$15,153

Preferred stock dividends	327	-	-	-	-	327	-

Net income/(loss) available
to common shareholders	$(10,724)	$366	$3,149	$2,966	$1,197	$(4,243)	$15,153

Diluted earnings available to common shareholders	$(0.79)	$0.03	$0.23	$0.22	$0.09	$(0.31)	$1.11

	Three Months Ended
	Dec.	Sept.	June	Mar.	Dec.
	2008	2008	2008	2008	2007

PERIOD-END BALANCE SHEET

Assets
Cash and due from banks	$66,787	$43,549	$47,720	$63,401	$59,804
Federal funds sold and interest bearing balances	144,383	75,458	38,125	4,389	12,022
Securities available for sale, at fair value	369,682	287,790	293,601	297,589	291,170
Restricted equity securities, at cost	6,839	9,836	9,651	6,996	7,559

Loans, net of unearned income	1,695,777	1,710,109	1,678,147	1,622,437	1,614,048
Less allowance for loan losses	39,652	30,144	28,660	28,094	27,640
Loans, net	1,656,125	1,679,965	1,649,487	1,594,343	1,586,408

Premises and equipment, net	66,107	65,868	63,291	60,053	59,132
Intangible assets, net	3,631	3,924	4,217	4,509	4,802
Goodwill	54,813	54,813	54,813	54,675	54,813
Other assets	38,723	36,440	32,116	32,288	36,353
Total Assets	$2,407,090	$2,257,643	$2,193,021	$2,118,243	$2,112,063

Liabilities
Deposits:
Noninterest-bearing	$208,532	$198,900	$200,936	$199,692	$197,345
Interest-bearing	1,804,993	1,607,439	1,569,925	1,584,599	1,559,920
Total deposits	2,013,525	1,806,339	1,770,861	1,784,291	1,757,265
Federal funds purchased & securities sold under
agreements to repurchase	27,416	63,973	39,795	4,987	14,705
Other borrowings	72,000	138,600	133,000	74,500	90,500
Other liabilities	12,521	13,118	14,541	15,888	16,075
Subordinated deferrable interest debentures	42,269	42,269	42,269	42,269	42,269
Total liabilities	2,167,731	2,064,299	2,000,466	1,921,935	1,920,814

Stockholders' equity
Preferred Stock	$49,028	$-	$-	$-	$-
Common stock	14,866	14,895	14,895	14,887	14,870
Capital surplus	86,038	83,453	83,308	82,920	82,750
Retained earnings	93,696	105,117	105,430	104,182	103,095
Accumulated other comprehensive loss	6,518	666	(291)	5,093	1,303
Less treasury stock	(10,787)	(10,787)	(10,787)	(10,774)	(10,769)
Total stockholders' equity	239,359	193,344	192,555	196,308	191,249
Total liabilities and stockholders' equity	$2,407,090	$2,257,643	$2,193,021	$2,118,243	$2,112,063

Other Data
Earning Assets	$2,216,681	$2,083,193	$2,019,525	$1,931,411	$1,924,799
Intangible Assets	58,444	58,737	59,030	59,184	59,615
Interest Bearing Liabilities	1,946,678	1,852,281	1,784,989	1,706,355	1,707,394
Average Assets	2,354,142	2,192,501	2,141,940	2,115,561	2,102,579
Average Common Stockholders' Equity	$192,479	$186,541	$192,605	$193,971	$191,124

	Three Months Ended					Twelve Months Ended
	Dec.	Sept	June	Mar.	Dec.	Dec.	Dec.
	2008	2008	2008	2008	2007	2008	2007

ASSET QUALITY INFORMATION

Allowance for loan losses
Balance at beginning of period	$30,144	$28,660	$28,094	$27,640	$26,434	$27,640	$24,863
Provision for loan loss	19,890	8,220	3,720	3,200	6,914	35,030	11,321

Charge-offs	10,648	6,946	3,801	2,945	6,465	24,340	10,386
Recoveries	266	210	647	199	757	1,322	1,842
Net charge-offs (recoveries)	10,382	6,736	3,154	2,746	5,708	23,018	8,544

Ending balance	$39,652	$30,144	$28,660	$28,094	$27,640	$39,652	$27,640

As a percentage of loans	2.34%	1.76%	1.71%	1.73%	1.71%	2.34%	1.71%
As a percentage of nonperforming loans	60.62%	76.46%	89.27%	104.78%	149.66%	60.62%	149.66%
As a percentage of nonperforming assets	56.52%	69.84%	81.56%	86.34%	108.56%	56.52%	108.56%

Net Charge-off information
Charge-offs
Commercial, Financial & Agricultural	$1,090	$963	$282	$390	$421	$2,725	$1,177
Real Estate - Residential	1,951	989	902	672	1,262	4,514	2,269
Real Estate - Commercial & Farmland	1,288	628	49	299	621	2,264	1,244
Real Estate - Construction & Development	5,932	4,165	2,320	1,305	3,899	13,722	5,013
Consumer Installment	387	201	248	279	262	1,115	683
Other	-	-	-	-	-	-	-
Total charge-offs	10,648	6,946	3,801	2,945	6,465	24,340	10,386

Recoveries
Commercial, Financial & Agricultural	11	71	102	18	$95	$202	$583
Real Estate - Residential	30	54	90	25	14	199	130
Real Estate - Commercial & Farmland	10	10	68	31	159	119	339
Real Estate - Construction & Development	27	26	323	34	401	410	415
Consumer Installment	187	49	64	90	88	390	369
Other	1	-	-	1	-	2	6
Total recoveries	266	210	647	199	757	1,322	1,842

Net charge-offs (recoveries)	$10,382	$6,736	$3,154	$2,746	$5,708	$23,018	$8,544

Non-accrual loans	$65,414	$39,427	$32,106	$26,812	$18,468	$65,414	$18,468
Foreclosed assets	4,742	3,734	3,032	5,727	6,993	4,742	6,993
Total non-performing assets	$70,156	$43,161	$35,138	$32,539	$25,461	$70,156	$25,461
Non-performing assets as a percent of loans
and foreclosed assets	4.13%	2.52%	2.09%	2.00%	1.57%	4.13%	1.57%
Net charge offs as a percent of loans (Annualized)	2.45%	1.58%	0.75%	0.68%	1.41%	1.36%	0.53%

	Three Months Ended					Twelve Months Ended
	Dec.	Sept	June	Mar.	Dec.	Dec.	Dec.
	2008	2008	2008	2008	2007	2008	2007

AVERAGE BALANCES

Short term assets	$133,392	$21,219	$18,236	$23,480	$21,826	49,082	$45,634
Investment securities	337,858	299,564	307,304	291,708	297,380	309,109	298,036
Loans	1,703,137	1,698,024	1,650,781	1,617,991	1,605,006	1,667,483	1,536,243
Total Earning Assets	2,174,387	2,018,807	1,976,321	1,933,179	1,924,212	2,025,674	1,879,913

Noninterest bearing deposits	203,810	200,357	197,662	191,860	187,908	198,422	192,575
Interest bearing deposits	582,589	607,534	607,777	612,212	596,053	602,528	574,600
Savings	53,055	55,143	54,973	54,221	55,305	54,348	59,687
CDs	1,148,386	929,787	903,655	890,668	886,117	968,124	874,609
Deposits	1,987,840	1,792,821	1,764,067	1,748,961	1,725,383	1,823,422	1,701,471

FHLB advances	70,630	130,849	111,922	97,162	105,570	102,641	92,570
Subordinated debentures	42,269	42,269	42,269	42,269	42,269	42,269	42,269
Other borrowings	27,158	30,713	13,815	17,490	22,298	22,294	16,425
Total non-deposit funding	140,057	203,831	168,006	156,921	170,137	167,204	151,264

Total funding	$2,127,897	$1,996,652	$1,932,073	$1,905,882	$1,895,520	$1,990,626	$1,852,735

	Three Months Ended					Twelve Months Ended
	Dec.	Sept	June	Mar.	Dec.	Dec.	Dec.
	2008	2008	2008	2008	2007	2008	2007

INTEREST INCOME/EXPENSE

Short term assets	$123	$100	$91	$193	$239	507	$2,349
Investment securities (TE)	3,940	3,823	3,912	3,842	3,818	15,517	14,785
Loans (TE)	26,514	28,559	28,704	30,409	33,078	114,186	129,376
Total Earning Assets	30,577	32,482	32,707	34,444	37,135	130,210	146,510

Noninterest bearing deposits	-	-	-	-	-	-	-
Interest bearing deposits	2,368	2,722	2,580	3,450	4,238	11,120	17,391
Savings	123	121	129	118	142	491	623
CDs	11,277	8,874	9,605	10,575	11,379	40,331	44,367
Deposits	13,768	11,717	12,314	14,143	15,759	51,942	62,381

FHLB advances	186	359	302	653	1,299	1,500	4,732
Subordinated debentures	494	493	487	686	832	2,160	3,164
Other borrowings	138	222	90	148	236	598	722
Total non-deposit funding	818	1,074	879	1,487	2,367	4,258	8,618

Total funding	$14,586	$12,791	$13,193	$15,630	$18,126	$56,200	$70,999

Net Interest Income (TE)	$15,991	$19,691	$19,513	$18,814	$19,008	$74,010	$75,511

	Three Months Ended					Twelve Months Ended
	Dec.	Sept	June	Mar.	Dec.	Dec.	Dec.
	2008	2008	2008	2008	2007	2008	2007
YIELDS (1)

Short term assets	0.37%	1.87%	2.00%	3.31%	4.34%	1.03%	5.15%
Investment securities	4.63%	5.06%	5.11%	5.30%	5.09%	5.02%	4.96%
Loans	6.18%	6.67%	6.97%	7.56%	8.18%	6.85%	8.42%
Total Earning Assets (2)	5.58%	6.38%	6.64%	7.17%	7.66%	6.43%	7.79%

Noninterest bearing deposits
Interest bearing deposits	1.61%	1.78%	1.70%	2.27%	2.82%	1.85%	3.03%
Savings	0.92%	0.87%	0.94%	0.88%	1.02%	0.90%	1.04%
CDs	3.90%	3.79%	4.26%	4.78%	5.09%	4.17%	5.07%
Deposits	2.75%	2.59%	2.80%	3.25%	3.62%	2.85%	3.67%

FHLB advances	1.04%	1.09%	1.08%	2.70%	4.88%	1.46%	5.11%
Subordinated debentures	4.64%	4.63%	4.62%	6.53%	7.81%	5.11%	7.49%
Other borrowings	2.02%	2.87%	2.61%	3.40%	4.20%	2.68%	4.40%
Total non-deposit funding	2.32%	2.09%	2.10%	3.81%	5.52%	2.55%	5.70%

Total funding (3)	2.72%	2.54%	2.74%	3.30%	3.79%	2.82%	3.83%

Net interest spread	2.86%	3.84%	3.90%	3.87%	3.86%	3.60%	3.96%
Net interest margin	2.92%	3.87%	3.96%	3.91%	3.92%	3.65%	4.02%

(1) Interest and average rates are calculated on a tax-equivalent basis using an effective tax rate of 35%.
(2) Rate calculated based on average earning assets.
(3) Rate calculated based on average interest bearing liabilities.